279 Bayview Drive, Barrie, Ontario L4M 4W5

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	December 5, 2003 IT-04-013

INTERTAN RETAINS SPENCER STUART TO CONDUCT

SEARCH FOR DIRECTOR CANDIDATES;

ANNOUNCES CHANGE TO FISCAL YEAR END

TORONTO, December 5, 2003—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, announced today that the Company had retained the services of Spencer Stuart, a pre-eminent executive search firm, to conduct a search for appropriate candidates to join the Company’s Board of Directors. As previously announced, the Company intends to expand its board through the addition of two directorships. In order to qualify, potential candidates must be Canadian residents, satisfy the New York Stock Exchange’s criteria for “independent directors” and not be related to or affiliated with any officer or director of the Company or certain other entities and individuals.

Any shareholder wishing to suggest candidates may contact Spencer Stuart at the email address: InterTAN@spencerstuart.com.

The Company also announced today that the Board of Directors resolved to change the fiscal year end of the Company to March 31 from June 30 to better reflect the Company’s operational business cycle. Accordingly, the next fiscal year end for the Company will be March 31, 2004.

Additionally, concerning the Company’s plan to effect an inversion to Canada as announced in its press release of November 3, 2003, the Company confirms that it is continuing its efforts in that regard and, subject to the conditions set forth in such release, anticipates that the inversion could be completed as early as the end of April 2004.

InterTAN, Inc., headquartered in Toronto, operates through approximately 980 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express®, and Battery Plus®.

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Certain information disclosed in this press release, including, among others, statements regarding the Company’s future performance, and the Company in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as the Company’s previously filed periodic reports, including its Annual Report on Form 10-K for the 2003 fiscal year. In particular, there can be no assurances that the strategic transaction referred to above in respect of the inversion of the Company to Canada will be effected.